Exhibit 8.1

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178

September 19, 2006

Danaos Corporation

14 Akti Kondyli

185 45 Praeus

Greece

Ladies and Gentlemen:

We have acted as United States tax counsel to Danaos Corporation, a corporation organized under the laws of the Marshall Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), by the Company of a Registration Statement on Form F-1 (the “Registration Statement”).  Pursuant to the Registration Statement, the Company is offering 10,250,000 shares of its common stock (not including shares to be sold upon exercise of the underwriters’ over-allotment option).

We hereby confirm that, subject to the qualifications set forth therein and under the heading “Tax Considerations”, the discussion contained in the Registration Statement under the heading “United States Federal Income Tax Considerations”, other than the statements under the heading “PFIC Status and Material U.S. Federal Tax Consequences” and statements regarding the Company’s status as a “passive foreign investment company” for United States federal tax purposes for any period, insofar as such discussion describes United States federal income tax law, is accurate in all material respects.  In rendering this opinion we are relying upon the accuracy of representations made to us by the Company and Dr. John Coustas, including representations regarding the organization of the Company and its subsidiaries, their assets, income and activities and the ownership, trading and quotation of their shares.  This opinion is limited to United States federal income tax law and is based upon United States federal income tax law as in effect on the date hereof.

IRS Circular 230 Disclosure — To ensure compliance with Internal Revenue Service Circular 230, we inform you that any U.S. federal tax advice contained herein does not deal with a taxpayer’s particular circumstances.  Further, it was written in support of the promotion, marketing or recommending of the transaction or matter described herein.  This opinion was not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code. Taxpayers should consult their own tax advisors regarding the tax consequences to them of their own particular circumstances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “United States Federal Income Tax Considerations.”  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP